FIRST COMMONWEALTH CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON MONDAY, JUNE 3, 1996


To the Shareholders of:

FIRST COMMONWEALTH CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Commonwealth Corporation, (the "Company"), will be held Monday, June 3, 1996 at 10:00 a.m. at the offices of the Company, 5250 South 6th Street, Springfield, IL 62703, for the following purposes:

1. To elect fourteen directors of the Company to serve for one year and until their successors are elected and qualified; and

2. To consider and act upon such other business as may properly be brought before the meeting.

The Board of Directors has fixed the close of business on April 19, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY SO THAT YOUR VOTE CAN BE RECORDED. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                            FIRST COMMONWEALTH CORPORATION


                                                  George E. Francis


                                                  George E. Francis
                                                      Secretary


Dated:  April 22, 1996
Springfield, Illinois

                            YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                    PROXY STATEMENT FOR ANNUAL MEETING OF
                               SHAREHOLDERS OF
                       FIRST COMMONWEALTH CORPORATION


                 GENERAL INFORMATION REGARDING SOLICITATION


The Annual Meeting of the Shareholders of First Commonwealth Corporation (the "Company") will be held on June 3, 1996 at 10:00 a.m., at the offices of the Company, 5250 South Sixth Street, Springfield, Illinois. The mailing address of the Company is P.O. Box 5147, Springfield, Illinois 62705-5147.

This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of the Company, $1.00 par value per share (the "Common Stock"), as of April 19, 1996, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

This proxy statement, the enclosed proxy, and Annual Report are being mailed to shareholders of the Company on or about April 22, 1996. The Company will bear the cost of soliciting proxies from its shareholders. The Company may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of the Company may by telephone, telegram or personal interview request the return of proxies.



                                    VOTING

The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on June 3, 1996, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted it will be voted "FOR" Proposal 1.

Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                              AFFILIATE COMPANIES

The Company is a member of an insurance holding company system of which United Trust, Inc., an Illinois corporation ("UTI"), is the ultimate parent. The following is the current organizational chart for the companies that are members of the UTI insurance holding company system and affiliates of the Company, and the acronyms that will be used herein to reference the companies:

                              ORGANIZATION CHART
                            AS OF DECEMBER 31, 1995

United Trust, Inc. ("UTI") is the ultimate controlling company. UTI owns 53% of United Trust Group ("UTG") and 30% of United Income, Inc. ("UII"). UII owns 47% of UTG. UTG owns 72% of First Commonwealth Corporation ("FCC"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 84% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").

For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, USA, APPL and ALIC, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, USA, APPL and ALIC.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".

                        VOTING SECURITIES OUTSTANDING

April 19, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, the Company had outstanding 23,967,885 shares of Common Stock, par value $1.00 per share. No other voting securities of the Company are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.

                     PRINCIPAL HOLDERS OF SECURITIES

The following tabulation sets forth the name and address of the entity known to be the beneficial owners of more than 5% of the Company's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of March 31, 1996 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of Common Stock so owned as of the same date.


  Title                                 Number of Shares         Percent
   of           Name and Address            and Nature of           of
  CLASS         BENEFICIAL OWNER         BENEFICIAL OWNERSHIP      CLASS

  Common        United Trust Group, Inc.      17,321,518             72%
  Stock $1.00   5250 South Sixth Street
  par value     Springfield, Illinois  62703

                      SECURITY OWNERSHIP OF MANAGEMENT

The following tabulation shows with respect to each of the directors and nominees of the Company, with respect to the Company's chief executive officer and each of the Company's four other most highly compensated executive officers for fiscal 1995, and with respect to all executive officers and directors of the Company as a group: (i) the total number of shares of all classes of stock of the Company or any of its parents or subsidiaries, beneficially owned as of March 31, 1996 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned as of the same date.


Title        Directors, Named Executive        Number of Shares    Percent
 of          Officers, & All Directors &         and Nature of        of
CLASS        EXECUTIVE OFFICERS AS A GROUP         OWNERSHIP        CLASS


UII's        John S. Albin                             0              *
Common       John K. Cantrell                          0              *
Stock, no    William F. Cellini                        0              *
par value    John W. Collins                           0              *
             George E. Francis                         0              *
             Donald G. Geary                           0              *
             James E. Melville                         0              *
             Joseph H. Metzger                         0              *
             Luther C. Miller                          0              *
             Thomas F. Morrow                    590,625  (1)       3.0%
             Robert V. O'Keefe                         0              *
             Larry E. Ryherd                     675,000  (2)       3.4%
             Robert W. Teater                    105,430  (3)         *
             Howard A. Young                           0              *
             All directors and                 1,371,055            6.9%
             executive officers as a
             group (fourteen in number)

UTI's        John S. Albin                       105,041 (4)          *
Common       John K. Cantrell                          0              *
Stock, no    William F. Cellini                   10,000              *
par value    John W. Collins                           0              *
             George E. Francis                    46,000 (5)          *
             Donald G. Geary                      12,000              *
             James E. Melville                   525,000 (6)        2.8%
             Joseph H. Metzger                    69,040 (7)          *
             Luther C. Miller                          0              *
             Thomas F. Morrow                  1,585,600 (8)        8.5%
             Robert V. O'Keefe                     3,000 (9)          *
             Larry E. Ryherd                   6,172,368 (10)      33.0%
             Robert W. Teater                          0              *
             Howard A. Young                       1,000              *
             All directors and                 8,504,049           45.5%
             executive officers as a
             group (fourteen in number)

Company's    John S. Albin                             0              *
Common       John K. Cantrell                         26              *
Stock,       William F. Cellini                      104              *
$1.00 par    John W. Collins                           0              *
value        George E. Francis                         0              *
             Donald G. Geary                      90,140              *
             James E. Melville                    22,163              *
             Joseph H. Metzger                       207              *
             Luther C. Miller                          0              *
             Thomas F. Morrow                          0              *
             Robert V. O'Keefe                         0              *
             Larry E. Ryherd                           0              *
             Robert W. Teater                          0              *
             Howard A. Young                      17,911              *
             All directors and                   130,551            1.0%
             executive officers as a
             group (fourteen in number)

(1) Includes 590,625 shares beneficially in trust for the two children of Thomas F. Morrow, namely Kristi J. Wilkerson and Amy Suzanne Heath.

(2) Includes 675,000 shares beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd.

(3) Includes 3,000 shares owned directly by Mr. Teater's spouse.

(4) Includes 3,928 shares owned directly by Mr. Albin's spouse.

(5) Includes 46,000 shares which may be acquired upon exercise of outstanding stock options.

(6)  James E. Melville owns 140,000 shares jointly with his spouse.  Includes;
(i) 30,000 shares of UTI's Common Stock which are held beneficially in trust for his daughter, namely Bonnie J. Melville; (ii) 30,000 shares of UTI's Common Stock, 7,500 shares of which are in the name of Matthew C. Hartman, his nephew; 7,500 shares of which are in the name of Zachary T. Hartman, his nephew; 7,500 shares of which are in the name of Elizabeth A. Hartman, his niece; and 7,500 shares of which are in the name of Margaret M. Hartman, his niece; and (iii) 325,000 shares which may be acquired by James E. Melville upon exercise of outstanding stock options.

(7) Includes 69,000 shares which may be acquired upon exercise of outstanding stock options.

(8) Includes 172,000 shares which may be acquired upon exercise of outstanding stock options. Includes 10,000 shares as custodian for grandson.

(9)  3,000 shares owned directly by Mr. O'Keefe's spouse.

(10) Larry E. Ryherd owns 2,710,868 shares of UTI's Common Stock in his own name. Includes; (i) 1,500,500 shares of UTI's Common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 1,500,000 shares of UTI's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 293,000 shares of UTI's Common Stock, 97,000 shares of which are in the name of Shari Lynette Serr, 97,000 shares of which are held in the name of Derek Scott Ryherd, and 99,000 shares of which are in the name of Jarad John Ryherd; (iv) 5,000 shares of UTI's Common Stock held in the name of Larry E. Ryherd as custodian for Charity Lynn Newby, his niece; (v) 5,000 shares held in the name of Larry E. Ryherd as custodian for Lesley Carol
Newby, his niece; (vi) 20,000 shares held by Dorothy LouVae Ryherd, his wife as custodian for granddaughter; and (vii) 138,000 shares which may be acquired by Larry E. Ryherd upon exercise of outstanding stock options.

*   Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

Directors and officers of the Company file periodic reports regarding ownership of Company securities with the Securities and Exchange commission pursuant to
Section 16(a) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder.

                           THE BOARD OF DIRECTORS

    In accordance with the laws of Virginia and the Certificate of Incorporation and Bylaws of the Company, as amended, the Company is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 1995, the board met four times. All nominees for director attended at least 75% of all meetings of the board except for John K. Cantrell.

The Board of Directors has an Audit Committee consisting of Messrs. Albin, Collins, Teater and Young. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Company, the nature of services performed for the Company and the fees to be paid to the independent auditors, the performance of the Company's independent and internal auditors and the accounting practices of the Company. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board. The Audit Committee met once in 1995.

The Board of Directors has a Nominating Committee consisting of Messrs. Cantrell, Geary and Miller. The Nominating Committee reviews, evaluates and recommends directors, officers and nominees for the Board of Directors.
There is no formal mechanism by which shareholders of the Company can recommend nominees for the Board of Directors, although any recommendations by shareholders of the Company will be considered. Shareholders desiring to make nominations to the Board of Directors should submit their nominations in writing to the Chairman of the Board no later than February 1st of the year in which the nomination is to be made. The Committee did not meet in 1995.

The compensation of the Company's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

                             ELECTION OF DIRECTORS

    At the annual meeting of shareholders of the Company, fourteen directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following individuals are nominees for the election of directors:

                   POSITION WITH THE COMPANY, BUSINESS EXPERIENCE AND OTHER
NAME, AGE          DIRECTORSHIPS

John S. Albin
68 Director of the Company since 1992; Director of United Trust, Inc. since 1984; Director of United Trust Group, Inc., Investors Trust, Inc., Universal Guaranty
                   Investment Co. and Commonwealth Industries Corp. since 1992; farmer in Douglas and Edgar counties, Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978; President of the Longview Capitol Corporation, a bank holding company, since 1978; Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State Bank of Chrisman since 1988; Director and Secretary of Illini Community Development Corporation since 1990; Chairman of Parkland College Board of Trustees since 1990; board member of the Fisher National Bank, Fisher, Illinois, since 1993.

John K. Cantrell
71 Chairman of Board of Directors of the Company and CIC and certain affiliate companies since 1984; Chief Executive Officer of the Company and certain affiliate companies from 1984 until 1992; officer and director of certain affiliate companies for more than five years.

William F. Cellini
61 Director of the Company and certain affiliate companies since 1984; Chairman of the Board of New Frontier Development Group, Chicago, Illinois for more than the past five years; Executive Director of Illinois Asphalt Pavement Association.

John W. Collins
70 Consultant and past President of Collins-Winston Group since 1976; past Director of the Company and certain affiliate companies from 1982 to 1992; past Director of CIC from 1976 to 1992.

George E. Francis
52 Secretary of the Company and certain affiliate companies since 1993; Director of the Company and certain affiliate companies since 1992; Treasurer and Chief Financial Officer of certain affiliate companies from 1984 until 1992;
                   Senior Vice President and Chief Administrative Officer of certain affiliate companies since 1989.

Donald G. Geary
72 Director of the Company and certain affiliate companies since 1984; industrial warehousing developer and founder of Regal 8 Inns for more than the past five years.

James E. Melville
50 Chief Financial Officer of the Company since 1993, a Director since 1992, Chief Operating Officer from 1989 to 1991 and Senior Executive Vice President from 1984 until 1989; President of the Company and certain affiliate companies from 1989 until 1991; Chief Operating Officer of certain affiliate companies from 1984 until 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; consultant to UTI and UTG from March - September, 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.

Joseph H. Metzger
57 Director of the Company since 1992, Senior Vice President, Real Estate since 1989; Senior Vice President, Real Estate of certain affiliate companies since 1983.

Luther C. Miller
65 Director of the Company since 1984; Executive Vice President and Secretary of the Company from 1984 until 1992; officer and director of certain affiliate companies for more than the past five years.

Thomas F. Morrow
51 Vice Chairman, Chief Operating Officer, Director of the Company since 1992 and Treasurer since 1993; President and COO of UTI since 1991, Treasurer since 1993 and a Director since 1984; Vice Chairman and Chief Operating Officer of UII since 1992, Director since 1987; President, Chief Operating Officer, Treasurer and Director of UTG since 1992; Vice Chairman, Chief Operating Officer and Director of certain affiliate companies since 1992 and Treasurer since 1993; Executive Vice President, Secretary and Director of UFI since 1990; Executive Vice President, Secretary and Director of FFMC since 1991. Mr. Morrow has served as Vice Chairman and Director of certain affiliate life insurance companies since 1992 as well as having held similar positions with other affiliate life insurance companies from 1987 to 1992.

Robert V. O'Keefe
74 Director of the Company since 1993; Director and Treasurer of UTI from 1988 to 1992; Director and Treasurer of UFI from 1990 until 1992; Director of Cilcorp, Inc. from 1982 to 1994; Director of Cilcorp Ventures, Inc. from 1985 to 1994; Director of Environmental Science and Engineering Co. since 1990.

Larry E. Ryherd
56 President, CEO and Director of the Company since 1992; UTI Chairman of the Board of Directors and a Director since 1984, CEO since 1991; Chairman of the Board of UII since 1987, CEO since 1992 and President since 1993; Chairman, CEO and Director of UTG since 1992; President, CEO and Director of certain affiliate companies since 1992; Chairman of the Board and Director of UFI since 1990; Director of FFMC since 1991. Mr. Ryherd has served as Chairman of the Board, CEO, President and COO of certain affiliate life insurance companies since 1992 and 1993.
                   He has also been a Director of the National Alliance of Life Companies since 1992 and is the 1994 Membership Committee Chairman; he is a member of the American
                   Council of Life Companies and Advisory Board Member of its Forum 500 since 1992.

Robert W. Teater
69 Director of the Company since 1992; Director of UTG and certain affiliate companies since 1992; Director of UII since 1987; Director of certain affiliate companies since 1992; member of Columbus School Board since 1991 and President since 1992; President of Robert W. Teater and Associates, a comprehensive consulting firm in natural resources development and organization management since 1983.

Howard A. Young
76 Director of the Company since 1984; Director of certain affiliate companies for more than the past five years; retired from Harris Broadcast Products Corporation, Quincy, Illinois.

                         EXECUTIVE OFFICERS OF THE COMPANY

More detailed information on the following officers of the Company appear under "Election of Directors":

Larry E. Ryherd       President and Chief Executive Officer
Thomas F. Morrow      Vice Chairman and Chief Operating Officer and Treasurer
James E. Melville     CFO and Senior Executive Vice President
George E. Francis     Senior Vice President and Secretary

                              EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid to or earned by the Company's chief executive officer and each of the four other most highly compensated executive officers of the Company during each of the Company's last three fiscal years:


                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION (1)              Long Term
                                                                 COMPENSATION
                                                                  Securities
                                               Other Annual       Underlying
NAME AND                                      Compensation (3)  Stock Options
PRINCIPAL POSITION        SALARY($) BONUS($)       ($)          AWARDED (#)(2)
Larry E. Ryherd      1995  400,000      -        13,324               -
President, Chief     1994  400,000      -         7,909               -
Executive Officer    1993  240,000  169,365       2,393           138,000

Thomas F. Morrow     1995  300,000      -        16,654               -
Vice Chairman, Chief 1994  300,000      -         9,886               -
Operating Officer    1993  200,000  107,576       2,992           172,000

James E. Melville    1995  237,000      -        38,206 (4)           -
Sr. Executive Vice   1994  237,000      -        13,181               -
President, Chief     1993  237,000      -        14,506 (4)       325,000
Financial Officer

Joseph H. Metzger    1995   87,000   67,013       6,181               -
Sr. Vice President,  1994   87,000   98,000       3,932               -
Real Estate          1993   87,000   82,000       1,276            69,000

George E. Francis    1995  119,000      -         4,441               -
Sr. Vice President,  1994  119,000      -         2,636               -
Secretary            1993  119,000      -           798            46,000

(1) Compensation deferred at the election of named officers is included in this section.

(2) Reflects stock option to purchase UTI Common Stock pursuant to their employment agreements.

(3) All other compensation consists of interest earned on deferred compensation amounts pursuant to their employment agreements.

(4) Includes $10,517 and $16,000 in 1993 and 1995 respectively for the value of personal perquisites owing Mr. Melville.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

The following table summarizes for fiscal year ending, December 31, 1995, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTI held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 1995 and the applicable per share exercise price.
There were no options granted to the named executive officers during 1995. No named executive officers exercise any options.

                 Number of Securities Underlying   Value of Unexercised In the
                    Unexercised Options/SARs           Money Options/SARs at
                           at FY-End(#)                       FY-End ($)

NAME              EXERCISABLE    UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE

Larry E. Ryherd     138,000            -                 0             -
Thomas F. Morrow    172,000            -                 0             -
James E. Melville   300,000         25,000 (1)           0          8,875 (1)
Joseph H. Metzger    69,000            -                 0             -
George E. Francis    46,000            -                 0             -

(1) Mr. Melville's employment agreement with the Company provides that he will be granted an option to purchase 25,000 shares of UTI's Common Stock at $.02 a share if he is employed pursuant to the terms of the employment agreement through December 31, 1997.

COMPENSATION OF DIRECTORS

The Company's standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. The Company's director compensation policy also provides that directors who are employees or past employees of the Company do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting. Mr. Cantrell, Chairman of the Board of Directors of the Company receives compensation pursuant to an agreement which is described in the following section. On May 1, 1995, Mr. Celini and Mr. Geary were each granted options to purchase 10,000 shares of UTI Common Stock at $.02 per share. The options were granted pursuant to an agreement under which UTI provided incentives for their continued service. Under the terms of the grants, the options were immediately exercisable and Messrs. Celini and Geary exercised those options on May 1, 1995.

EMPLOYMENT CONTRACTS

On April 15, 1993, Larry E. Ryherd entered into an employment agreement with the Company and UTI. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief Executive Officer of UTI and its affiliates. Under the terms of the agreement, Mr. Ryherd agreed to serve as President and Chief Executive Officer of the Company for a period of 36 months at an annual salary of $240,000. In addition, Mr. Ryherd agreed to serve as Chairman of the Board and Chief Executive Officer of UG if elected, and to serve in other positions if appointed or elected to serve in such positions without additional compensation. The agreement provides that Mr. Ryherd receives bonus compensation on the basis of a formula as determined by the Boards of Directors of UTI and certain of its affiliates. The amount of bonus compensation as determined is related to the marketing of the business of its affiliates and is based on percentages of new premiums written and unearned commissions of terminated agents. Effective January 1, 1995, the Board of Directors approved a change to this agreement setting Mr. Ryherd's annual salary at $400,000 without bonus awards through the end of the contract term. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $240,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Ryherd was granted an option to purchase up to 138,000 of UTI Common Stock at $1.75 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

On April 15, 1993, Thomas F. Morrow entered into an employment agreement with the Company and UTI. Formerly, Mr. Morrow had served as President and Chief Operating Officer of UTI and its affiliates. Under the terms of the agreement, Mr. Morrow agreed to serve as Vice Chairman and Chief Operating Officer of the Company for a period of 36 months at an annual salary of $200,000. In addition, Mr. Morrow agreed to serve as Vice Chairman of the Board of Directors of UG if elected, and to serve in other positions if appointed or elected to serve in such positions without additional compensation. The agreement provides that Mr. Morrow receives bonus compensation on the basis of a formula as determined by the Boards of Directors of UTI and certain of its affiliates. The amount of bonus compensation as determined is related to the marketing of the business of its affiliates and is based on percentages of new premiums written and unearned commissions of terminated agents. Effective January 1, 1995, the Board of Directors approved a change to this agreement setting Mr. Morrow's annual salary at $300,000 without bonus awards through the end of the contract term. Mr. Morrow has deferred portions of his income under a plan entitling him to a deferred compensation payment on

January 2, 2000 in the amount of $300,000 which includes interest at the rate
of approximately 8.5% annually.   Additionally, Mr. Morrow was granted an
option to purchase up to 172,000 of UTI Common Stock at $1.75 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

The Company and UTI entered into an agreement dated April 15, 1993 with James
E. Melville pursuant to which Mr. Melville is employed as Senior Executive Vice President of the Company. In addition, Mr. Melville agreed to serve as President and Chief Operating Officer of UG if elected, and to serve in other positions if appointed or elected without additional compensation. The term of the agreement consists of two time periods. The first period, January 1, 1993 through June 30, 1995 at an annual salary of $237,000. The second period, July 1, 1995 through December 31, 1997, Mr. Melville's employment will be on a specified time basis. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Melville was granted an option to purchase up to 300,000 shares of UTI Common Stock at $1.75 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000. Additionally, if Mr. Melville is employed for the entire term of the contract, he will be allowed to purchase 25,000 shares of UTI Common Stock at $.02. This option will expire December 31, 1998.

The Company entered into an employment agreement with Joseph H. Metzger on June 16, 1992. Under the terms of the agreement, Mr. Metzger is employed as Senior Vice President - Real Estate of the Company for a period of 36 months at an annual salary of $87,000. The agreement provides that Mr. Metzger receives cash bonuses if certain real estate sales goals are attained. Mr. Metzger also agreed to serve in other positions if appointed or elected to such positions without additional compensation. Mr. Metzger has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $120,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Metzger was granted an option to purchase up to 69,000 shares of UTI Common Stock at $1.75 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

The Company entered into an employment agreement with George E. Francis on June 16, 1992. Under the terms of the agreement, Mr. Francis is employed as Senior Vice President of the Company for a period of 36 months at an annual salary of $119,000. Mr. Francis also agreed to serve in other positions if appointed or elected to such positions without additional compensation. Mr. Francis has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $80,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Francis was granted an option to purchase up to 46,000 shares of UTI Common Stock at $1.75 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

On June 16, 1992, the Company entered into an employment agreement with John
K. Cantrell, Chairman of the Board of Directors and a Director of the Company. Mr. Cantrell has agreed to continue as Chairman of the Board of Directors and a Director of the Company until April 30, 2002. In consideration for this commitment, the Company has agreed to pay Mr. Cantrell $12,500 each month for the first sixty months of the term and $8,333.33 each month for the last sixty months of the term. After Mr. Cantrell's retirement and until the death of the first to die of Mr. Cantrell or his wife, the Company will pay Mr. Cantrell the sum of $6,250 per month.

From and after the death of the first to die of Mr. and Mrs. Cantrell, the Company will pay $4,166.67 per month to the survivor until death of the survivor. Mrs. Cantrell will receive the death benefits described above from and after Mr. Cantrell's death regardless of whether he died while employed or after retirement. If Mr. Cantrell becomes disabled prior to retirement, the Company will continue to make payments described above while he is disabled until April 30, 2002. This agreement has been entered into for the purpose of securing Mr. Cantrell's extremely valuable services over the next ten years.

                       REPORT ON EXECUTIVE COMPENSATION


INTRODUCTION

The compensation of the Company's executive officers is determined by the full Board of Directors. The Board of Directors strongly believes that the Company's executive officers directly impact the short-term and long-term performance of the Company. With this belief and the corresponding objective of making decisions that are in the best interest of the Company's shareholders, the Board of Directors places significant emphasis on the design and administration of the Company's executive compensation plans.


EXECUTIVE COMPENSATION CONSIDERATIONS

The purpose of the Company's executive compensation plans is to ensure that the compensation levels provided to the Company's executive officers integrate with the Company's annual and long-term performance objectives, to align the financial interests of the executive officers with the interests of the Company's shareholders, to reward for superior financial performance, and to assist the Company in attracting, retaining and motivating executives with exceptional leadership abilities. Consistent with this purpose, the Board of Directors establishes appropriate compensation elements in each of the executive officers compensation plan to include a base salary, annual bonus, stock options and deferred compensation alternatives. Compensation levels are reviewed annually by the Board of Directors relative to other life insurance companies and companies of similar size in the financial industry ("comparable companies"). Based upon analysis of total compensation paid by comparable companies, total compensation paid to the Company's executive officers were found to be within the same ranges. Accordingly, the Board of Directors feels that the Company is maintaining a competitive position to retain the talent necessary to meet the challenges in the life insurance industry.


EXECUTIVE COMPENSATION PLAN ELEMENTS

BASE SALARY. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive's position, experience, length of service, individual performance and internal equity considerations. During fiscal years 1994 and 1995 there were no changes in the base salaries of the named executive officers.

ANNUAL BONUS. The Company does not have a bonus plan that directly ties executive compensation to the Company's earnings performance on a near term basis; however, the bonus compensation element is considered if the executive officer is responsible for a specific business unit of the Company (see Employment Contracts).

STOCK OPTIONS. One of the Company's priorities is for the executive officers to be significant shareholders so that the interest of the executives are closely aligned with the interests of the Company's other shareholders. The Board of Directors believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Stock options are granted at the discretion of the Board of Directors and are intended to be granted at levels within the competitive market range of comparable companies. During 1993, each of the named executive officers were granted options under their employment agreements for UTI Common Stock as described in the Employment Contracts section. There were no options granted to the named executive officers during fiscal years 1994 and 1995.

DEFERRED COMPENSATION. A very significant component of overall Executive Compensation Plans is found in the flexibility afforded to participating officers in the receipt of their compensation. The availability, on a voluntary basis, of the deferred compensation arrangements as described in the Employment Contracts section, may prove to be critical to certain officers, depending upon their particular financial circumstance.

CHIEF EXECUTIVE OFFICER AND VICE CHAIRMAN

During 1995, the Company's most highly compensated executive officers were Larry E. Ryherd, Chief Executive Officer and President, and Thomas F. Morrow, Vice Chairman and Chief Operating Officer. In deciding Mr. Ryherd's and Mr. Morrow's compensation, the Board of Directors did not affix specific weights or values to the various factors considered in the executive compensation plan elements. The Board of Directors considered the significant progress made in 1993, 1994 and 1995 as it relates to the Company's growth through acquisitions and marketing new business. The Board of Directors also considered key decisions and actions taken to ensure the Company's long term profitability such as the continued restructuring of the Company in response to changes in the industry in order to remain competitive, and the consolidation of operations to achieve cost savings. Mr. Ryherd's cash compensation for 1995 was $400,000 of which $30,000 was deferred. Mr. Morrow's cash compensation for 1995 was $300,000 of which $37,500 was deferred. No stock options were granted to Mr. Ryherd or Mr. Morrow during 1995 and neither exercised any stock options during the year.


CONCLUSION

The Board of Directors believes the mix of structured employment agreements with certain key executives, conservative market based salaries, competitive cash incentives for short-term performance and the potential for equity-based rewards for long term performance represents an appropriate balance. This balanced Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the stockholders and the executive team.

                       BOARD OF DIRECTORS

         John S. Albin                 Joseph H. Metzger
         John K. Cantrell              Luther C. Miller
         William F. Cellini            Thomas F. Morrow
         John W. Collins               Robert V. O'Keefe
         George E. Francis             Larry E. Ryherd
         Donald G. Geary               Robert W. Teater
         James E. Melville             Howard A. Young


The foregoing Report on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                             PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1995, with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ Insurance Stock Index (1):


The five year total return chart reflects Company stock performance compared to the NASDAQ stock market and the NASDAQ insurance stock market. The base year is 1990 with subsequent years reflecting a percentage change from the base year. The Company's stock price percentage changes were 64, 64, 29, 14 and 14 for 1991, 1992, 1993, 1994 and 1995, respectively. The NASDAQ insurance composite stock price percentage changes were 141, 191, 204, 193 and 274 for 1991, 1992, 1993, 1994 and 1995 respectively.


                 Assumes $100 Invested on December 31, 1991.

(1) The Company selected the NASDAQ Composite Index Performance as an appropriate comparison because the Company's Common Stock is not listed on any exchange but the Company's Common Stock is traded in the over-the-counter market. Furthermore, the Company selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index. Trading activity in the Company's Common Stock is limited, which may be in part a result of the Company's low profile from not being listed on any exchange, and its reported operating losses. The Company has experienced a tremendous growth rate over the period shown in the Return Chart with assets growing from approximately $231 million in 1990 to approximately $334 million in 1995. The growth rate has been the result of other company acquisitions and new insurance writings. The Company has incurred costs of conversions and administrative consolidations associated with the acquisitions which has contributed to the operating losses. The Return Chart is not intended to forecast or be indicative of possible future performance of the Company's stock.

The foregoing graph shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as directors of the Company during 1995 and were officers or employees of the Company or its subsidiaries during 1995: John
K. Cantrell, George E. Francis, James E. Melville, Joseph H. Metzger, Thomas
F. Morrow and Larry E. Ryherd. Accordingly, these individuals have participated in decisions related to compensation of executive officers of the Company and its subsidiaries.

During 1995, the following executive officers of the Company were also members of the Board of Directors of UII, three of whose executive officers served on the Board of Directors of the Company: Messrs. Cantrell, Morrow and Ryherd.

During 1995, Larry E. Ryherd and Thomas F. Morrow, executive officers of the Company, were also members of the Board of Directors of UTI, four of whose executive officers served on the Board of Directors of the Company: Messrs. Francis, Melville, Morrow and Ryherd.

             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Kerber, Eck and Braeckel served as the Company's independent certified public accounting firm for the fiscal year ended December 31, 1995 and fiscal year ended December 31, 1994. In serving its primary function as outside auditor for the Company, Kerber, Eck and Braeckel performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. The Company does not expect that a representative of Kerber, Eck and Braeckel will be present at the Annual Meeting of Shareholders of the Company. No accountants have been selected for fiscal year 1996 because the Company generally chooses accountants shortly before the commencement of the annual audit work.

                   SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                            1997 ANNUAL MEETING

In order for a proposal by a shareholder to be included in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal office on or before December 15, 1996.

                  OTHER MATTERS TO COME BEFORE THE MEETING

The management does not intend to bring any other business before the meeting of the Company's shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

                 AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company has filed its 1995 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to George E. Francis, First Commonwealth Corporation, 5250 South 6th Street, P.O. Box 5147, Springfield, Illinois, 62705-5147.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       FIRST COMMONWEALTH CORPORATION


                                       George E. Francis


                                       George E. Francis, Secretary

Dated:  April 22, 1996